UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Digital Landscape Group, Inc.*

(Exact name of registrant as specified in its charter)

The British Virgin Islands*	98-1524226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Digital Landscape Group, Inc. 660 Madison Avenue, Suite 1435 New York, NY	10065
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, par value $0.0001 per share	Nasdaq Global Market

*

This registration statement is being filed in connection with a domestication under Section 388 of the General Corporation Law of the State of Delaware and a discontinuance under Section 184 of the BVI Business Companies Act, 2004 (as amended), pursuant to which the registrant’s jurisdiction of incorporation will be changed from the British Virgin Islands to the State of Delaware (the “Domestication”). Effective upon the Domestication, the registrant is expected to be renamed “Radius Global Infrastructure, Inc.” All securities being registered will be issued by Radius Global Infrastructure, Inc., a Delaware corporation, the continuing entity following the Domestication.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-240173

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereunder constitute shares of Class A common stock, par value $0.0001 per share (the “Class A Common Shares”), of Radius Global Infrastructure, Inc. The Class A Common Shares are being registered in connection with the registrant’s domestication as a Delaware corporation, which domestication is described under the heading “The Domestication” in the prospectus constituting part of the registrant’s Registration Statement on Form S-4 (Registration No. 333-240173) (the “Registration Statement”), initially filed with the Securities and Exchange Commission on July 29, 2020, as amended by Amendment No. 1 to such Registration Statement, filed on September 11, 2020. Effective upon the Domestication, the registrant is expected to be renamed “Radius Global Infrastructure, Inc.” All securities being registered will be issued by Radius Global Infrastructure, Inc., a Delaware corporation, the continuing entity following the Domestication. A description of the Class A Common Shares is set forth under the heading “Description of Capital Stock” in the prospectus constituting part of the Registration Statement and such description is incorporated herein by reference.

Item 2. Exhibits

Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the registrant are registered on the Nasdaq Global Market and the securities to be registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereto duly authorized.

DIGITAL LANDSCAPE GROUP, INC.

Date: September 28, 2020	By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President